Exhibit 99.1

[PDL Humanizing Science ™ LOGO]	Genentech and Protein Design Labs
Settle Patent License Dispute

Genentech, Inc, (NYSE: DNA) and Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced that the companies have concluded a definitive agreement which resolves their dispute relating to PDL’s antibody humanization patents and certain of Genentech’s humanized antibodies.

Under terms of the agreement, Genentech has exercised licenses under the patent licensing master agreement between the parties for XOLAIR® and for RAPTIVA™ antibody products. These exercises will result in payment of license exercise fees to PDL in January 2004. Royalty payments, including those related to 2003 sales of the newly licensed products, will begin in the first quarter of 2004. In addition, Genentech has agreed to exercise a license for its AVASTIN™ antibody product, contingent upon approval of that product by the U.S. Food and Drug Administration. In exchange, and as part of the broader settlement between the parties, PDL has agreed to certain royalty reductions for significant levels of annual aggregate sales of Genentech products licensed under the master agreement. The revised royalty rate structure would apply reciprocally to any PDL products licensed under the master agreement. The agreement resolves and settles both companies’ disputes regarding infringement of these Genentech products and the validity and enforceability of PDL’s patents. Additional terms were not disclosed. Separately, PDL also obtained additional rights for non-exclusive, royalty-bearing licenses under certain of Genentech’s antibody patents.

Mark McDade, Chief Executive Officer, PDL, said, “This agreement provides important clarity surrounding PDL’s royalty revenue stream and allows us to devote attention and resources to the continued development of our proprietary pipeline. We very much appreciate Genentech’s efforts to arrive at a business solution that supports the long-term interests of both companies and our efforts to provide innovative new therapies for patients.”

As disclosed previously, Genentech had advised PDL that it had determined that XOLAIR was not covered under the claims of PDL’s relevant antibody humanization patents. The companies subsequently conducted confidential discussions regarding whether or not XOLAIR would be covered. The scope of discussions was expanded to include RAPTIVA and AVASTIN. On December 1 of this year, the companies reported that they had reached an agreement in principle to resolve the dispute.

About Genentech

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. Sixteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes 12 biotechnology products in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.  For additional information about the company, please visit: http//www.gene.com.

About Protein Design Labs

Protein Design Labs is a recognized leader in the discovery and development of humanized monoclonal antibodies for the treatment of disease. PDL currently has antibodies under development for autoimmune and inflammatory diseases, and cancer.  PDL holds fundamental patents for its proprietary antibody humanization technology. For further information, visit www.pdl.com.

Regarding Protein Design Labs

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements. Factors that may cause such differences are discussed in PDL’s Annual Report on Form 10-K for the year ended December 31, 2002, and in its quarterly report on Form 10-Q for the period ended September 30, 2003, and in other SEC filings. In particular, there can be no assurance as to future sales levels of licensed products; nor can there be assurance that furure humanized antibody products developed by Genentech will be licensable under PDL’s relevant humanization patents; nor can there be assurance that other licensees or third parties will not challenge the validity or enforceability of PDL’s intellectual property. All statements included in this press release are based upon information available to PDL as of the date hereof, and PDL assumes no obligation to update any such forward-looking statements.

Webcast scheduled for 8:30 a.m. Eastern time on December 22

PDL will host a webcast beginning at 8:30 a.m. Eastern time on December 22, 2003, to discuss the definitive agreement.

The live webcast will be available through the PDL website: www.pdl.com. Please connect to this website at least 15 minutes prior to the live webcast to allow time for any software download that may be needed to hear the webcast. A replay will be available at www.pdl.com starting approximately one hour after completion of the webcast.

An audio replay will also be available by telephone from approximately 10:30 a.m. Eastern time on December 22, 2003 through 6:30 p.m. Eastern time on December 24,2003. To access the replay, dial 800 633 8284 from inside the United States and 402 977 9140 from outside the United States; enter conference ID number 21177285.

Protein Design Labs and Humanizing Science are registered U.S. trademarks and the PDL logo is a trademark of Protein Design Labs, Inc. Xolair is a registered U.S. trademark and Raptiva and Avastin are trademarks of Genentech, Inc.